Exhibit 10(i)



                                        July 17, 1997




Mr. Michael T. Yonker
1266 Loch Lane
Lake Forest, IL 60045


Dear Tim:

          On June 24, 1997, PORTEC, Inc.'s Board of Directors authorized Wasserstein Perella & Co. to examine ways to maximize values for PORTEC's shareholders and report the results to the Board for its decision. This will include the investigation of a possible sale of all or a portion of PORTEC.

          In connection with the above activity, I spoke with you concerning special compensatory arrangements for you. The intended objective of such arrangements is to provide an incentive for you, as a key member of PORTEC's management team, to stay in your present position while ways to maximize values for PORTEC's shareholders are being examined and carried out and to be positively motivated during that period.

          This letter will serve as the formal confirmation of the special compensatory arrangement for you, consisting of a "success bonus" arrangement which has been promised to you by PORTEC, as follows:

     1. The "success bonus" will consist of a cash payment of $78,883, being 30% of your present annual salary. This amount will be increased to reflect your base salary at the time of a possible sale, in the event you receive a regular merit increase during the interim.

     2. The foregoing "success bonus" will be due only if PORTEC, or a part of PORTEC which includes the business unit with which you are employed, is acquired by another party in a transaction negotiated with PORTEC or otherwise approved by its Board of Directors (or, in the case of an acquisition by tender offer, its Board of Directors does not recommend rejection of such offer), with such transaction to include one in which PORTEC continues in existence but with the acquiring party having acquired control.

     3. The"success bonus" due you under this arrangement will be paid to you promptly at the time of the closing of the acquisition.

     4. The "success bonus" arrangement will expire if the "maximize value" effort does not produce an acquisition of PORTEC or the business unit with which you are employed which closes by March 31, 1998. Also, if the "maximize value" effort is completed or terminated by the Board of Directors of PORTEC before March 31, 1998, without such an acquisition having occurred, the "success bonus" arrangement will terminate at that time. It is expected that the "maximize value" effort will be completed well before March 31, 1998, but if for any reason that proves not to be the case, an appropriate extension of time for the "success bonus" arrangement will be considered at that time and you would be formally notified in writing on any such extension of time.

     5. You understand, of course, that PORTEC will have the right at all times to terminate your employment for "cause" or failure to render adequate performance of your employment duties. Any such termination would be subject to PORTEC's regular severance policy, rather that the "success bonus" arrangement.

          If you have any questions about the foregoing, please do not hesitate to raise them with me. However, any variation from the foregoing terms -- including any interpretation that enlarges or changes the foregoing -- will be binding only if agreed to by PORTEC in writing.

          Please acknowledge receipt of this letter and your agreement with the preceding terms at the place provided on the enclosed copy, and return such copy to me for PORTEC's files.

                                        Yours very truly,





                                        Albert Fried Jr., Chairman


:mec

Receipt of the foregoing agreement with the
foregoing terms are hereby acknowledged on
this         day of             , 1997.